EXHIBIT 10(h)(i)

                  EXECUTIVE SERVICES AGREEMENT

     THIS EXECUTIVE SERVICES AGREEMENT (the "Agreement"), made effective January 5, 1998, by and between QMS, Inc., a Delaware corporation, and Edward E. Lucente ("Lucente" ), an individual presently residing at Sanibel Island, Florida. QMS and Lucente are collectively referred to in this Agreement as the "Parties".

     In consideration of the mutual covenants and promises of the parties to this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. Employment. QMS employs Lucente as president and chief executive officer to serve at the pleasure of the QMS Board of Directors (the "Board"), and Lucente accepts such employment, subject to the terms and conditions of this Agreement. Lucente will serve QMS faithfully and to the best of his ability under the direction of the Board, and Lucente will devote all of his time, energy, and skill during regular business hours to such employment.

     2. Term of Employment. This Agreement and the employment under this Agreement shall commence on the effective date stated above, and continue until terminated by the Board or Lucente's resignation from QMS.

     3.    Directorships.

     (a) Lucente hereby consents to serve as director of QMS as of the effective date of this Agreement, serving as a Class II director pursuant to his appointment by the Board in accordance with the By-Laws of QMS. The Parties acknowledge it is the expressed intent of the Board to elect Lucente to serve as the chairman of the Board as of October 3, 1998.

     (b)  Lucente  shall resign from the Board of   Directors  of
Genicom Corporation prior to January 5, 1998.

     4.   Compensation.

     (a) Lucente's initial base salary shall be at a rate of $350,000 per year and will be reviewed at least annually by the Compensation Committee of the Board. QMS shall pay Lucente's base salary on a pro rata basis every two weeks pursuant to QMS' normal payroll practices.

     (b)   Lucente   shall  be  eligible  for   incentive   bonus
compensation in the amount of $350,000 annualized for QMS' Fiscal
1998, payable as follows:

          (i)  $29,167 per month for the months of
               January  through June, 1998.   This
               monthly amount is guaranteed by QMS
               regardless   of  QMS'   performance
               during that period.

          (ii) $87,501    contingent   upon    QMS
               realizing    a    pre-tax    profit
               (calculated     after     incentive
               compensation  payments  to  Lucente
               are  accounted  for) of  $3,800,000
               ("Profit  Target") for  QMS  Fiscal
               1998.   This  payment,  if  earned,
               shall be made to Lucente by October
               30, 1998.

          (iii)      $20,000 for each $100,000  of
               pre-tax  profit  (calculated  after
               incentive compensation payments  to
               Lucente  are accounted for)  earned
               by  QMS above the Profit Target, up
               to maximum of $200,000.

     (c) Lucente shall be granted options for the purchase of QMS common stock as follows:

          (i)  300,000 total shares, as of January
               5,   1998,  at  an  exercise  price
               representing the closing  price  of
               QMS'  stock on January 5, 1998  for
               100,000 shares ("ISO") and  at  the
               closing price of QMS' common  stock
               on  December  12, 1997 for  200,000
               shares  of  non-qualified.  100,000
               shares  shall  be "Incentive  Stock
               Options"  ("ISO") as that  term  is
               defined  in  the  Internal  Revenue
               Code, and the balance shall be non-
               qualified  options.  The  grant  of
               100,000   shares   of   such   non-
               qualified    options    shall    be
               contingent  upon  the  approval  on
               January   20,  1998  by   the   QMS
               Shareholders     of    management's
               request  for additional shares  for
               the  1997 Stock Incentive Plan (the
               "Plan").  Vesting shall be 33,333.3
               shares per year for three years for
               the  ISO grant, and 66,666.6 shares
               per   year  for  the  non-qualified
               grant.

          (ii) Contingent  upon  the  approval  on
               January   20,  1998  by   the   QMS
               shareholders     of    management's
               request  for additional shares  for
               the   1997  Stock  Incentive  Plan,
               100,000  shares (non-qualified)  as
               of  January 5, 1998  at an exercise
               price equal to the closing price of
               QMS'  common stock on December  12,
               1997,  exercisable when and if  the
               value of QMS' common stock averages
               $7.00 per share for two consecutive
               weeks.   Vesting  for  such  shares
               shall be immediate.

          (iii)      Contingent upon the  approval
               on  January  20, 1998  by  the  QMS
               shareholders     of    management's
               request  for additional shares  for
               the   1997  Stock  Incentive  Plan,
               100,000  shares (non-qualified)  as
               of  January 5, 1998 at an  exercise
               price equal to the closing price of
               QMS'  common stock on December  12,
               1997,  exercisable when and if  the
               value of QMS' common stock averages
               $12.00    per   share    for    two
               consecutive weeks. Vesting for such
               shares shall be immediate.

     (d) Lucente shall be paid a monthly automobile allowance in the amount of $750, payable on the first day of each month
(except for the initial payment which shall be made by January 9, 1998.

     (e) Lucente shall be reimbursed for any initiation fees, bonds and membership dues incurred by him for his membership in a social club in the Mobile, Alabama area.

5. Relocation Bonus. Lucente shall be paid a $150,000 gross payment in lump sum upon his request following his permanent relocation to the Mobile, Alabama area for the purpose of performing his obligations under this Agreement. This payment is in lieu of all other obligations of QMS regarding Lucente's expenses incurred in his relocation except for QMS's obligation to reimburse Lucente for the reasonable costs of packing, transporting, storage and unpacking his household effects from Nashville, Tennessee to the Mobile, Alabama area.

6. Termination.

     (a) Except as provided in Section 6(b) of this Agreement, this Agreement may be immediately terminated on written notice to Lucente by the QMS Secretary on behalf of the Board if Lucente fails to perform or to comply with any material term or condition of this Agreement.

     (b) If Lucente shall fail or be unable to perform the services required under this Agreement because of any physical or mental infirmity, and such failure or inability shall continue for three (3) consecutive months, or for six (6) months during any consecutive twelve-month period, QMS shall have the right to terminate this Agreement 90 days after delivering written notice of such termination to Lucente; provided, however, that Lucente shall continue to receive his full compensation under this Agreement to the date of termination, in spite of any such infirmity. The non-competition provisions of Sections 7 and 8 shall continue in effect in spite of such termination of this Agreement, but if, after recovery from such infirmity as evidenced by a medical certificate of a physician retained by QMS, QMS does not choose to retain Lucente in some executive capacity, the noncompetition provisions of Sections 7 and 8, if still in effect, shall cease to be operative.

7. Non-Competition. Lucente agrees that, in addition to any other limitation, for a period of two (2) years after the termination of his employment under this Agreement, except for a termination caused by QMS in violation of the terms of this Agreement, Lucente will not directly or indirectly engage in, or in any manner be connected with or employed by any person, firm, corporation, or other entity in competition with QMS or engaged in the development, manufacture or sale of document imaging solutions or related technologies in the United States.

8. Solicitation After Termination. Lucente agrees that, in addition to any other limitation, for a period of two (2) years after the termination of this Agreement, except for a termination caused by QMS in violation of this Agreement, Lucente will not, on behalf of himself or any other person, firm, corporation, or other entity, solicit, recruit, or divert any employee of QMS, or any candidate for employment by QMS, for employment elsewhere.

9. Use of Confidential Information. Lucente agrees that, in addition to any other limitation contained in this Agreement, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, corporation, or other entity any information relating to customers lists, unpublished costs and prices, designs, and proprietary technology, or any other confidential knowledge or secrets that Lucente might from time to time acquire with respect to the business of QMS, or any of its subsidiaries.

10. Injunctive Relief. Lucente hereby acknowledges that the services to be rendered under this Agreement are of a unique, special, and extraordinary character that would be difficult or impossible for QMS to replace, and by reason of such difficulty, employee hereby agrees that for a violation of any of the provisions of this Agreement, QMS shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Lucente from committing any violation of this Agreement, and Lucente hereby consents to the issuance of such injunction.

11. Termination by Lucente. If QMS shall cease conducting its business, take any action looking toward its dissolution or liquidation, admit in writing its inability to pay its debts as they become due, file a voluntary or be the subject of an involuntary petition in bankruptcy, or be the subject of any state or federal insolvency proceeding of any kind, then Lucente may, in his sole discretion, by written notice to QMS, terminate his employment and QMS hereby consents to the release of Lucente under such circumstances and agrees if QMS ceases to operate or to exist as a result of such event, the provisions of Sections 7 and 8 shall terminate.

12. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of any successor or successors of QMS and the personal representatives of Lucente.

13.   Governing  Law.   This  Agreement  shall  be  governed  by,
construed, and enforced in accordance with the laws of the State of Alabama.

14. Entire Agreement. This Agreement shall constitute the entire agreement between the Parties and any prior understanding or representation of any kind preceding the effective date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

15. Modification of Agreement. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing by each party or an authorized representative of each party.

16. No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall be continue and remain in full force and effect as if no such forbearance or waiver had occurred.

17. Attorney Fees. In the event any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all sums that either party may be called on to pay, a reasonable sum for the successful party's attorney's fees.

18. Notices. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when given in person, by telecopy or when sent by certified or registered mail, postage prepaid, if sent to the respective address of each party as set forth below:

          If  to QMS:              With a simultaneous copy to:

          Secretary                Gregory R. Jones, Esq.
          QMS, Inc.                Hand Arendall, L.L.C.
          One Magnum Pass          Suite 3000
          Mobile,Alabama 36618     First National Bank Building
                                   Post Office Box 123
                                   Mobile, Alabama 36601


          If to Lucente: Mr. Edward E. Lucente
                         at QMS,Inc.
                         One Magnum Pass
                         Mobile, Alabama 36618

                         (Or such other address as Lucente may designate in writing to the addressees set forth above)

     IN WITNESS WHEREOF, the Parties have executed and delivered this Executive Services Agreement as of the day and year indicated above.

     QMS, Inc.                          Edward E. Lucente

By:   /s/ Charles D. Daley              /s/  Edward E. Lucente
     Charles D. Daley
     Executive Vice President and
     Chief Operating Officer


ATTEST: /s/ Richard A. Wiggins
        Richard A. Wiggins
        Secretary
        QMS, Inc.